Exhibit 99.1
FOR IMMEDIATE RELEASE
CONTACTS
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003
HUMAN GENOME SCIENCES ANNOUNCES
FINANCIAL RESULTS FOR THE SECOND QUARTER OF 2005
     ROCKVILLE, Maryland — July 25, 2005 — Human Genome Sciences, Inc. (Nasdaq: HGSI) announced today financial results for the quarter ended June 30, 2005.
     The Company’s net loss for the quarter, in accordance with Generally Accepted Accounting Principles (GAAP), was $56.0 million, or $0.43 per share. This compares with the net loss for the prior year period of $58.5 million, or $0.45 per share. The decrease in the Company’s net loss during the second quarter is primarily due to increased revenues and decreased costs and expenses.
     The Company’s actual net loss for the second quarter of 2005 of $56.0 million, or $0.43 per share, compares to its pro forma net loss for the second quarter of 2004 of $56.7 million, or $0.44 per share. The Company’s pro forma net loss for the second quarter of 2004 excludes a charge of $1.8 million related to the retirement of the Company’s former Chairman and Chief Executive Officer.
     The Company reported revenues of $2.9 million for the second quarter of 2005, which compares with revenues of $0.6 million for the same period of the previous year. The increase in revenues is due primarily to receipt of a milestone payment from GlaxoSmithKline (GSK) related to the Company’s October 2004 Albugon™ licensing agreement.
     The Company’s net loss for the six months ended June 30, 2005, in accordance with GAAP, was $115.6 million, or $0.88 per share. This compares with the net loss of $114.0 million, or $0.88 per share, for the same period of the previous year. The increase in the Company’s net loss during the recent six-month period is primarily due to lower net investment income than was received during the same period of 2004, partially offset by increased revenues.

     The Company’s actual net loss for the six months ended June 30, 2005 was $115.6 million, or $0.88 per share. This compares with the pro forma net loss of $108.5 million, or $0.84 per share, for the same period of the previous year. The pro forma net loss for the six months ended June 30, 2004 excludes a charge for restructuring of $5.5 million, or $0.04 per share, which relates to the completion of a reduction of staff during the first quarter of 2004, and costs associated with the retirement of the Company’s former CEO. The increase in the Company’s net loss during the recent six-month period compared to the pro forma net loss is primarily due to lower net investment income than was received during the same period of 2004, partially offset by increased revenues.
     The Company reported revenues of $4.0 million for the six-month period ended June 30, 2005, which compares to revenues of $2.3 million for the same period of the previous year. The increase in revenues is primarily due to recognition of the payments noted above.
     At June 30, 2005, cash and short-term investments totaled $780.9 million, including $217.8 million of restricted investments. This compares to $952.7 million, including $215.2 million of restricted investments at December 31, 2004.
     As of June 30, 2005, there were approximately 130.7 million shares of Human Genome Sciences common stock outstanding.
     H. Thomas Watkins, Chief Executive Officer, said, “The first half of 2005 has been highly productive for Human Genome Sciences. We are pleased with GlaxoSmithKline’s decision to exercise its option to develop and commercialize LymphoStat-B jointly with our Company. Since the beginning of April, we have completed and reported the positive results of a number of Phase 2 clinical trials — LymphoStat-B in rheumatoid arthritis, Albuferon in chronic hepatitis C, and HGS-ETR1 in patients with non-Hodgkin’s lymphoma and non-small cell lung cancer. Both LymphoStat-B and Albuferon met their primary efficacy and safety endpoints, while the Phase 2 study results for HGS-ETR1 demonstrate that further evaluation of this novel anti-cancer agent is warranted in both hematopoietic cancers and solid tumors. We have organized our research group into two well-focused units: Development Sciences and Research to focus on support for our products in mid-to-late stage clinical development, and CoGenesys™ to focus on early stage pipeline opportunities and to monetize the Company’s accumulated intellectual property and technology assets. In the remaining months of this year, we look forward to achieving additional clinical development and other milestones, including completion of our Phase 2 trial of LymphoStat-B in patients with lupus. We will continue to concentrate our focus on making rapid progress, consistent with the highest standards of quality, toward our ultimate goal of commercialization.”
     Steven C. Mayer, Executive Vice President and Chief Financial Officer, said, “We are pleased to be nearing the completion of construction of our large-scale manufacturing facility on schedule and on budget. This facility will support Human Genome Sciences’ increasing need for protein and antibody production capacity as our product candidates continue their progress through clinical development toward commercialization. Commissioning and validation activities are now underway, and we expect to complete the validation process as planned in 2006.”
HIGHLIGHTS OF THE QUARTER

PRODUCTS
     LymphoStat-B™ (belimumab): On July 7, 2005, Human Genome Sciences announced that GSK exercised its option to develop and commercialize LymphoStat-B jointly with Human Genome Sciences. Under a June 1996 agreement, GSK and Human Genome Sciences will share equally in LymphoStat-B Phase 3 and Phase 4 development costs, as well as sales and marketing expenses and profits of a commercialized product, under a co-development and co-promotion agreement, the remaining terms of which are being negotiated by the parties. On April 6, 2005, the Company reported that LymphoStat-B met the primary efficacy and safety endpoints in a Phase 2 clinical trial in patients with rheumatoid arthritis who had failed prior treatment. The results showed that LymphoStat-B was safe and well tolerated, biologically active, and reduced the signs and symptoms of rheumatoid arthritis at a level of statistical significance. It is anticipated that the full presentation of these data will be made at an appropriate scientific meeting later this year.
     Albuferon™: On June 1, 2005, Human Genome Sciences announced the initiation of a Phase 2b clinical trial to evaluate Albuferon in combination with ribavirin in a minimum of 440 patients with chronic hepatitis C (HCV) who have never been treated with interferon alpha-based treatment regimens. The primary efficacy endpoint will be sustained virologic response, defined as undetectable virus at 24 weeks after completion of 48 weeks of treatment. On April 14, 2005, the results were reported from a smaller, shorter-duration Phase 2 trial of Albuferon as a single agent in treatment-naïve patients with HCV. The results demonstrated that Albuferon was well tolerated, had a prolonged half-life and exhibited robust antiviral activity, with durable dose-dependent reductions in hepatitis C viral load. The data support dosing of Albuferon at intervals of 2 to 4 weeks.
     HGS-ETR1 (mapatumumab): On July 5, 2005, Human Genome Sciences announced that the results of a Phase 2 clinical trial of HGS-ETR1 demonstrated that HGS-ETR1 was well tolerated and could be administered safely and repetitively in patients with advanced non-small cell lung cancer (NSCLC). Stable disease was observed in a number of patients. The results support continued evaluation of HGS-ETR1 in NSCLC patients in combination with chemotherapeutic agents. On June 13, 2005, interim results from an ongoing Phase 2 trial of HGS-ETR1 in patients with advanced non-Hodgkin’s lymphoma demonstrated that it is well tolerated and shows signs of clinical activity. Partial responses were observed in some patients. It is anticipated that complete data from the study will be presented at an appropriate scientific meeting later this year. The results of ongoing Phase 1 clinical trials of HGS-ETR1 were presented in April and May 2005. Data presented on 78 patients showed that HGS-ETR1 could be administered safely and repetitively to patients with advanced solid malignancies or advanced non-Hodgkin’s lymphoma. Stable disease was observed in 18 of these patients, all of whom had previously received multiple courses of cancer therapy. Clinical investigators concluded that the data support continued evaluation of HGS-ETR1 in Phase 2 trials, both as a single agent and in combination with chemotherapy.
     HGS-ETR2: The results of ongoing Phase 1 clinical trials of HGS-ETR2 in patients with advanced solid tumors were presented in April and May 2005. Data presented on 48 patients showed that HGS-ETR2 was well tolerated at doses up to and including 10 mg/kg. Stable disease was observed in 13 of these patients, all of whom had previously received multiple courses of cancer therapy. The DLT (dose-limiting toxicity) dose was defined as 20 mg/kg, and a group of patients receiving a lower dose was expanded to determine the maximum tolerated dose. Clinical investigators concluded that Phase 2 clinical trials are warranted.

FACILITIES AND CAPITAL PROJECTS
     Human Genome Sciences is nearing the completion of construction of a large-scale manufacturing facility on schedule and on budget. Occupancy began in May 2005, with facility and equipment validation on track to be completed in mid-2006.
ABOUT HUMAN GENOME SCIENCES
     Human Genome Sciences is a company with the mission to discover, develop, manufacture and market innovative drugs that serve patients with unmet medical needs, with a primary focus on protein and antibody drugs.
     Health professionals interested in more information about trials involving the Company’s products are encouraged to inquire via the Contact Us section of the Human Genome Sciences web site, www.hgsi.com/products/request.html, or by calling (301) 610-5790, extension 3550.
     Albuferon, Albugon, HGS, Human Genome Sciences and LymphoStat-B are trademarks of Human Genome Sciences, Inc.
     The pro forma financial measures used in this press release are not prepared in accordance with generally accepted accounting principles (GAAP). Non-GAAP pro forma financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company’s management refers to these non-GAAP pro forma financial measures in making operational decisions because they provide meaningful supplemental information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results. In addition, the Company has historically reported similar non-GAAP pro forma financial measures to investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP pro forma financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial results attached to this press release.
     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.
(See selected financial data on following pages.)
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HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended June 30,		Six months ended June 30,
	2005	2004	2005	2004
	(dollars in thousands, except share and per share amounts)
Revenue — R&D contracts	$2,854	$644	$3,959	$2,287

Costs and expenses:
Research and development	53,074	54,268	107,273	107,324
General and administrative	8,752	8,366	18,180	17,462
Charge for restructuring	—	1,799	—	5,498

Total costs and expenses	61,826	64,433	125,453	130,284

Income (loss) from operations	(58,972)	(63,789)	(121,494)	(127,997)
Net investment income	2,986	5,262	5,926	14,042

Income (loss) before taxes	(55,986)	(58,527)	(115,568)	(113,955)
Provision for income taxes	—	—	—	—

Net income (loss) (a)	$(55,986)	$(58,527)	$(115,568)	$(113,955)

Net income (loss) per share, basic & diluted (a)	$(0.43)	$(0.45)	$(0.88)	$(0.88)

Weighted average shares outstanding, basic & diluted	130,655,325	129,943,810	130,632,781	129,743,394

(a)	The Company’s net income (loss) for the three- and six-month periods ended June 30, 2004 includes a charge for restructuring. Excluding these items, pro forma net income (loss) is as follows:

Net income (loss), per above	$(55,986)	$(58,527)	$(115,568)	$(113,955)

Charge for restructuring	—	1,799	—	5,498

Pro forma net income (loss)	$(55,986)	$(56,728)	$(115,568)	$(108,457)

Pro forma net income (loss) per share, basic & diluted	$(0.43)	$(0.44)	$(0.88)	$(0.84)

Weighted average shares outstanding, basic & diluted	130,655,325	129,943,810	130,632,781	129,743,394

CONSOLIDATED BALANCE SHEET DATA:

	As of	As of
	June 30, 2005	December 31, 2004
	(dollars in thousands)
Cash, cash equivalents and short-term investments (b)	$780,850	$952,686
Total assets (b)	1,113,445	1,249,385
Total debt and capital lease, less current portion	504,960	505,131
Total stockholders’ equity	534,829	656,047

(b)	Includes $217,754 and $215,236 in restricted investments at June 30, 2005, and December 31, 2004, respectively.
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